List of Subsidiaries of the Registrant

Louis Dreyfus Gas Marketing Corp.
LDNG Acquisition, Inc.
LDNG Texas Holdings, Inc.
LDNGC Series 1998-A Trust
Louis Dreyfus Natural Gas I, L.P.
Stonewater Pipeline Company of Texas, Inc.
Stonewater Pipeline Company, L.P.
American Exploration Production Company
American Reserves Corporation